Exhibit 99.1

April 29, 2024

DT Cloud Star Acquisition Corporation

Floors 1 through 3, 175 Pearl Street

Brooklyn, New York 11201

The United States

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the reference of my name in the Registration Statement on Form S-1 (the “Registration Statement”) of DT Cloud Star Acquisition Corporation (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Chi Zhang
Name:	Chi Zhang